Exhibit 99.1
Diamond Foods Announces Agreement to Acquire
Pop Secret® from General Mills
▪	Transaction expected to be accretive in first fiscal year
STOCKTON, CA, August 13, 2008 – Diamond Foods, Inc. (NASDAQ: DMND), a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond® and Emerald® brands, today announced that it has entered into a definitive agreement to acquire the Pop Secret® popcorn business from General Mills, Inc. (NYSE: GIS) for approximately $190 million in cash.
Michael J. Mendes, President and CEO of Diamond Foods, stated, “We are very excited about the addition of Pop Secret to our snack portfolio. It will significantly broaden our presence in the snack aisle and increase promotional efficiency, while leveraging our existing supply chain and corporate infrastructure.”
Introduced in 1985, Pop Secret is the second largest brand in the microwave popcorn category and commands a 25 percent share in U.S. grocery stores. Pop Secret is available in a variety of traditional flavors, as well as a rapidly growing ‘better-for-you’ product offering featuring 100-calorie packs.
“We have taken a very deliberate approach towards screening potential acquisitions by focusing on premium brands that are targeted towards customer segments we currently serve and provide solid financial returns for our shareholders. Pop Secret fits our acquisition criteria, and we plan to invest behind the brand to position it for long-term success,” added Mendes.
Diamond expects Pop Secret to add annualized sales of $85 million to $90 million. Earnings per share (EPS) is expected to be modestly accretive in the first fiscal year after accounting for increased marketing support and financing costs. The purchase will be funded, in part, with the proceeds from a new five year $250 million credit facility. Subject to regulatory approval, the purchase is expected to close in the fall.
Conference Call
Diamond will host an investor conference call and web cast today at 2:00 p.m. Pacific Time to discuss the acquisition. To participate in the call via telephone dial 877-243-0333 and enter the conference ID of 5881-5787. To listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations”.
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through August 20, 2008. It can be accessed by dialing 800-

642-1687 from the U.S./Canada or 706-645-9291 elsewhere. Both phone numbers require the conference ID listed above.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited prior experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: http://www.Diamondfoods.com
Consumer Web Sites: http://www.emeraldnuts.com/ and www.Diamondnuts.com/
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